Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 2, 2021, HollyFrontier Corporation, (“HFC” or the “Corporation”), Hippo Parent Corporation, a wholly-owned subsidiary of HFC (“New Parent” or, following the consummation of the HFC Transactions (as defined below), HF Sinclair Corporation, or “HF Sinclair”), Hippo Merger Sub, Inc., a wholly-owned subsidiary of New Parent (“Parent Merger Sub”), The Sinclair Companies (“Sinclair”), and Hippo Holding LLC, a wholly-owned subsidiary of Sinclair (the “Target Company”), entered into a business combination agreement (as amended on March 14, 2022, the “BCA”).

On March 14, 2022 (the “HFC Closing Date”), pursuant to the BCA, HF Sinclair completed its acquisition of the Target Company by effecting (a) a holding company merger in accordance with Section 251(g) of the Delaware General Corporation Law whereby HFC merged with and into Parent Merger Sub, with HFC surviving such merger as a direct wholly-owned subsidiary of HF Sinclair (the “HFC Merger”) and (b) immediately following the HFC Merger, a contribution whereby Sinclair contributed all of its equity interests of the Target Company to HF Sinclair in exchange for shares of HF Sinclair, resulting in the Target Company becoming a direct wholly-owned subsidiary of HF Sinclair (the “HF Sinclair Transaction” and together with the HFC Merger, the “HFC Transactions”).

Under the terms of the BCA, at the effective time of the HFC Merger, (a) each share of common stock of HFC, par value $0.01 per share, was automatically converted into one share of common stock of HF Sinclair, par value $0.01 per share (“HF Sinclair Common Stock”) and (b) immediately thereafter, Sinclair contributed its equity interests in the Target Company to HF Sinclair in exchange for 60,230,036 shares of HF Sinclair Common Stock with a value of approximately $2.1 billion based on HFC’s fully diluted shares of common stock outstanding and its closing stock price on March 11, 2022. On the HFC Closing Date, Sinclair made a $90.2 million cash payment to HF Sinclair related to estimated working capital adjustments pursuant to the BCA, which reduced the aggregate transaction value. Following the consummation of the HFC Merger, HF Sinclair assumed HFC’s listing on the New York Stock Exchange and New Parent was renamed HF Sinclair.

Additionally, on March 14, 2022 (the “HEP Closing Date”), Holly Energy Partners, L.P. (“HEP” or the “Partnership”), Sinclair, and Sinclair Transportation Company, a wholly-owned subsidiary of Sinclair (“STC”), completed the previously announced transaction whereby HEP acquired all of the outstanding shares of STC in exchange for 21 million newly issued common limited partner units of HEP (“common units”) with a value of approximately $349.0 million based on HEP’s fully diluted common units outstanding and its closing unit price on March 11, 2022, plus cash consideration equal to $321.4 million, inclusive of estimated working capital adjustments pursuant to the contribution agreement dated August 2, 2021 (the “HEP Agreement”) for an aggregate transaction value of $670.4 million (the “HEP Transaction,” and together with the HFC Transactions, the “Sinclair Transactions”). The cash consideration was funded through a draw under HEP’s senior secured revolving credit facility.

The HEP Transaction immediately preceded the HFC Transactions and the transactions were cross-conditioned on each other. For purposes of the unaudited pro forma condensed combined financial information and related footnotes (the “Pro Forma Financial Statements”), the target entities in the HFC Transactions and HEP Transaction, Target Company and STC, respectively, are referred to collectively as “Hippo Holding, LLC and Sinclair Transportation Company and their Subsidiaries” or “H&T.”

The Pro Forma Financial Statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, which is herein referred to as Article 11. The Pro Forma Financial Statements present the combination of the financial information and the pro forma effects with respect to the Sinclair Transactions, further details of which are included within the footnotes to the Pro Forma Financial Statements.

The Pro Forma Financial Statements are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have occurred had the events been consummated as of the dates indicated, nor are they indicative of any future results. The information presented in the Pro Forma Financial Statements does not give effect to the potential impact of current financial conditions, or any anticipated revenue enhancements, cost savings or operating synergies that may result from the Sinclair Transactions.

The Sinclair Transactions will be accounted for using the acquisition method of accounting with HFC identified as the accounting acquirer. Under the acquisition method of accounting, HFC will record the assets acquired and liabilities assumed at their respective acquisition date fair values at the effective dates.

The Pro Forma Financial Statements have been prepared from the respective historical consolidated financial statements of HFC and H&T, adjusted to give effect to the Sinclair Transactions. The unaudited pro forma condensed combined balance sheet (the “Pro Forma Balance Sheet”) combines the historical condensed consolidated balance sheets of HFC and H&T as of December 31, 2021, giving effect to the Sinclair Transactions as if they had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations (the “Pro Forma Statement of Operations”) for the year ended December 31, 2021, combines the historical consolidated statements of operations of HFC and H&T, giving effect to the Sinclair Transactions as if they had been consummated on January 1, 2021. The Pro Forma Financial Statements contain certain reclassification adjustments to conform the historical H&T financial statement presentation to HFC’s financial statement presentation.

The Pro Forma Financial Statements are intended to provide information about the continuing impact of the Sinclair Transactions as if they had been consummated as of an earlier date. The transaction accounting adjustments are based on available information and certain assumptions that management believes are factually supportable as of the closing date of the Sinclair Transactions. In the opinion of management, all adjustments necessary to present fairly the Pro Forma Financial Statements have been made.

HFC has incurred and will incur certain non-recurring charges in connection with the Sinclair Transactions, the substantial majority of which consist of transaction costs related to financial advisors, legal advisors, financial advisory and professional accounting services. Any such charge could affect the future results of the post-acquisition company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond 12 months from the effective date. Accordingly, the Pro Forma Statement of Operations for the year ended December 31, 2021, reflects the effect of these estimated non-recurring charges to the extent such charges are not included in the historical balance sheet of HFC as of December 31, 2021. Further, there may be additional charges related to other integration activities resulting from the Sinclair Transactions, the timing, nature, and amount of which HFC’s management could not identify as of the closing dates of the Sinclair Transactions, and thus, such charges are not reflected in the Pro Forma Financial Statements.

HFC has used currently available information to determine preliminary fair value estimates for the assets acquired and liabilities assumed in the Sinclair Transactions based on reviews of available financial statements, preliminary valuation studies, and other due diligence procedures. The fair value estimates of the H&T assets acquired and liabilities assumed are preliminary as HFC continues to complete the detailed valuation analysis to arrive at the required final estimates, which will be completed as soon as practicable, and will not extend beyond the one-year measurement period provided under Accounting Standards Codification 805, Business Combinations (“ASC 805”).

The final determination of the fair values of the assets and liabilities of H&T will be based on the actual net tangible and intangible assets and liabilities of H&T that existed as of the closing date of the Sinclair Transactions. In addition, the portion of the preliminary purchase consideration paid in HF Sinclair Common Stock and HEP common units has been determined based on the closing prices of HFC common stock and HEP’s common units on March 11, 2022.

As a result of the foregoing, the transaction accounting adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the Pro Forma Financial Statements presented herein. The assumptions and estimates used to determine the fair value of the assets acquired and liabilities assumed are described in the notes accompanying the Pro Forma Financial Statements. Any increases or decreases in the fair values of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the Pro Forma Balance Sheet and if applicable, the Pro Forma Statement of Operations. The final fair value of the assets acquired and liabilities assumed may be materially different than those reflected in the preliminary fair values presented herein.

The Pro Forma Financial Statements should be read in conjunction with:

•

the audited consolidated financial statements contained in HFC’s Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this HF Sinclair Current Report on Form 8-K; and

•

the audited consolidated financial statements contained in H&T’s annual financial statements for the year ended December 31, 2021, which are included as an exhibit to this HF Sinclair Current Report on Form 8-K.

HF SINCLAIR CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2021

	Historical		Transaction Accounting Adjustments
	HollyFrontier Corporation	Hippo Holding, LLC and Sinclair Transportation Company and their Subsidiaries	Reclass Adjustments - Note 2	Pro Forma Adjustments - Note 4		HF Sinclair Corporation Pro Forma Combined

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$234,444	$470	$—	$93,267	(a)	$328,181

Accounts receivable: Product and transportation	1,130,485	—	201,911	(41,737)	(b)	1,290,659
Crude oil Resales	111,403	—	35,653	—		147,056
Other	—	—	91,150	79,618	(d)	170,768
Trade and other accounts receivable	—	326,219	(326,219)	—		—
Related party receivable	—	277,487	—	(277,487)	(c)	—

	1,241,888	603,706	2,495	(239,606)		1,608,483
Inventories: Crude oil and refined products	1,879,131	—	388,335	331,565	(d)	2,599,031
Materials, supplies and other	242,997	—	23,809	—		266,806
Inventories	—	412,144	(412,144)	—		—

	2,122,128	412,144	—	331,565		2,865,837
Income taxes receivable	97,382	—	—	—		97,382
Prepayments and other	66,612	981	—	44	(g)	67,637

Total current assets	3,762,454	1,017,301	2,495	185,270		4,967,520

Properties, plants and equipment, at cost	8,448,207	2,595,942	—	(1,212,830)	(d)(g)	9,831,319
Less accumulated depreciation	(3,033,353)	(1,260,726)	—	1,260,726	(d)	(3,033,353)

	5,414,854	1,335,216	—	47,896		6,797,966
Operating lease right-of-use assets	396,191	—	—	4,643	(g)	400,834

Other assets: Turnaround costs	397,385	150,857	—	(150,857)	(d)	397,385
Goodwill	2,293,044	—	—	587,199	(a)(b)(c)(d)(h)(i)(j)(k)(m)(q)	2,880,243
Intangibles and other	652,685	—	15,942	189,080	(d)(g)	857,707
Investment in affiliates	—	194,629	—	(13,596)	(d)(e)	181,033
Notes receivable and other noncurrent assets	—	15,803	(15,803)	—		—

	3,343,114	361,289	139	611,826		4,316,368

Total assets	$12,916,613	$2,713,806	$2,634	$849,635		$16,482,688

HF SINCLAIR CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (Continued)

As of December 31, 2021

	Historical		Transaction Accounting Adjustments
	HollyFrontier Corporation	Hippo Holding, LLC and Sinclair Transportation Company and their Subsidiaries	Reclass Adjustments - Note 2	Pro Forma Adjustments - Note 4		HF Sinclair Corporation Pro Forma Combined
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,613,484	$—	$313,265	$908	(b)(f)	$1,927,657
Income taxes payable	25,156	—	117	—		25,273
Operating lease liabilities	110,606	—	—	954	(g)	111,560
Accrued liabilities	316,218	—	116,737	14,387	(b)(g)	447,342
Accounts payable and accrued liabilities	—	434,938	(434,938)	—		—

Total current liabilities	2,065,464	434,938	(4,819)	16,249		2,511,832

Long-term debt	3,072,737	—	—	325,000	(a)	3,397,737
Noncurrent operating lease liabilities	308,747	—	—	3,716	(g)	312,463
Deferred income taxes	837,401	—	—	364,476	(q)	1,201,877
Other long-term liabilities	337,799	16,243	7,453	19,767	(g)(h)(i)	381,262
Equity:
HollyFrontier stockholders’ equity:
Common stock	2,560	—	—	602	(j)	3,162
Additional capital	4,220,075	—	—	2,132,955	(e)(j)(k)(q)	6,353,030
Retained earnings	4,413,836	—	—	(26,139)	(f)(l)	4,387,697
Accumulated other comprehensive income	2,671	—	—	—		2,671
Common stock held in treasury	(2,951,257)	—	—	—		(2,951,257)

Total HollyFrontier stockholders’ equity	5,687,885	—	—	2,107,418		7,795,303
Noncontrolling interest	606,580	—	—	275,634	(e)(k)(l)	882,214
Parent’s net investment	—	2,262,625	—	(2,262,625)	(m)	—

Total equity	6,294,465	2,262,625	—	120,427		8,677,517

Total liabilities and equity	$12,916,613	$2,713,806	$2,634	$849,635		$16,482,688

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements”

HF SINCLAIR CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2021

	Historical		Transaction Accounting Adjustments
	HollyFrontier Corporation	Hippo Holding, LLC and Sinclair Transportation Company and their Subsidiaries	Reclass Adjustments - Note 2	Pro Forma Adjustments - Note 4		HF Sinclair Corporation Pro Forma Combined

	(in thousands, except per share data)
Sales and other revenues	$18,389,142	$5,764,564	$52,885	$(1,412,174)	(b)	$22,794,417
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization):
Cost of products sold (exclusive of lower of cost or market inventory valuation adjustment)	15,567,052	5,368,914	(172,254)	(1,409,001)	(b)	19,354,711
Lower of cost or market inventory valuation adjustment	(310,123)	—	—	—		(310,123)

	15,256,929	5,368,914	(172,254)	(1,409,001)		19,044,588
Operating expenses (exclusive of depreciation and amortization)	1,517,478	—	229,753	—		1,747,231
Selling, general and administrative expenses (exclusive of depreciation and amortization)	362,010	45,431	(4,185)	22,430	(f)	425,686
Depreciation and amortization	503,539	180,127	(429)	(60,970)	(n)	622,267

Total operating costs and expenses	17,639,956	5,594,472	52,885	(1,447,541)		21,839,772

Income from operations	749,186	170,092	—	35,367		954,645
Other income (expense):
Earnings of equity method investments	12,432	12,950	—	(4,438)	(o)	20,944
Interest income	4,019	—	138	—		4,157
Interest expense	(125,175)	—	(72)	(7,475)	(p)	(132,722)
Gain on tariff settlement	51,500	—	—	—		51,500
Loss on foreign currency transactions	(2,938)	—	—	—		(2,938)
Gain on sale of assets and other	98,128	3,668	(66)	—		101,730

	37,966	16,618	—	(11,913)		42,671

Income before income taxes	787,152	186,710	—	23,454		997,316
Income tax expense (benefit):	123,898	—	—	57,481	(q)	181,379

Net income	663,254	186,710	—	(34,027)		815,937
Less net income attributable to noncontrolling interest	104,930	—	—	22,459	(l)(o)(q)	127,389

Net income attributable to HollyFrontier stockholders	$558,324	$186,710	$—	$(56,486)		$688,548

Earnings per share:
Basic	$3.39					$3.06

Diluted	$3.39					$3.06

Average number of common shares outstanding:
Basic	162,569			60,230	(j)	222,799
Diluted	162,569			60,230	(j)	222,799

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements”

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 — BASIS OF PRESENTATION

The HFC and H&T historical financial information has been derived from each company’s historical financial statements which are incorporated by reference and included as an exhibit, respectively, to this HF Sinclair Current Report on Form 8-K, respectively. Certain of H&T’s historical amounts have been reclassified to conform to HFC’s financial statement presentation, as discussed further in Note 2. The Pro Forma Financial Statements should be read in conjunction with each company’s historical financial statements and the notes thereto. The Pro Forma Balance Sheet gives effect to the Sinclair Transactions as if they had been completed on December 31, 2021. The Pro Forma Statement of Operations gives effect to the Sinclair Transactions as if they had been completed on January 1, 2021. In the opinion of HFC’s management, all material adjustments have been made that are necessary to present fairly the Pro Forma Financial Statements in accordance with Article 11. HFC management has elected not to present management’s adjustments and has only presented transaction accounting adjustments in the Pro Forma Financial Statements.

The Pro Forma Financial Statements do not purport to be indicative of the financial position or results of operations of the combined company that would have occurred if the Sinclair Transactions had occurred on the dates indicated, nor are they indicative of HFC’s future financial position or results of operations. In addition, future results may differ significantly from those reflected in the Pro Forma Financial Statements.

NOTE 2 — RECLASSIFICATION ADJUSTMENTS

The Pro Forma Financial Statements have been adjusted as follows to reflect reclassifications of H&T’s historical financial statements to conform to HFC’s financial statement presentation.

Pro Forma Balance Sheet as of December 31, 2021

•

Reclassification of $201.9 million, $35.7 million and $91.2 million from Trade and other accounts receivable to Accounts receivable: Product and transportation, Accounts receivable: Crude oil resales and Accounts Receivable: Other, respectively;

•	Reclassification of $388.3 million and $23.8 million from Inventories to Inventories: Crude oil and refined products and Inventories: Materials, supplies and other, respectively;

•	Reclassification of $15.8 million from Notes receivable and other noncurrent assets and $0.1 million from Accounts payable and accrued liabilities to Other assets: Intangibles and other; and

•

Reclassification of $313.3 million, $0.1 million, $116.7 million and $7.4 million from Accounts payable and accrued liabilities to Accounts payable, Income taxes payable, Accrued liabilities and Other long-term liabilities, respectively.

Pro Forma Statement of Operations for the year ended December 31, 2021

•	Reclassification of $52.9 million from Cost of products (exclusive of lower of cost or market inventory valuation adjustment) to Sales and other revenues;

•

Reclassification of $172.2 million from Cost of products sold (exclusive of lower of cost or market inventory valuation adjustment), $4.2 million from Selling, general and administrative expense, and $0.4 million from Depreciation and amortization to Operating expenses (exclusive of depreciation and amortization); and

•	Reclassification of approximately $0.1 million from Gain on sale of assets to Interest Income and Interest expense, respectively.

NOTE 3 — PRELIMINARY ACQUISITION ACCOUNTING

On August 2, 2021, HFC, New Parent, Hippo Merger Sub, Parent Merger Sub, Sinclair, and the Target Company, entered into the BCA (as amended on March 14, 2022). Pursuant to the BCA, HFC acquired the Target Company on March 14, 2022, by effecting the HFC Transactions. Under the terms of the BCA, at the effective time of the HFC Merger, (a) each share of common stock of HFC, par value $0.01 per common share, was automatically converted into one share of HF Sinclair Common Stock and (b) immediately thereafter, Sinclair contributed its equity interests in the Target Company to HF Sinclair in exchange for 60,230,036 shares of HF Sinclair Common Stock, On the HFC Closing Date, Sinclair made a $90.2 million cash payment to HF Sinclair related to estimated working capital adjustments pursuant to the BCA.

Additionally, immediately preceding the HFC Transactions described above, HEP acquired all of the outstanding shares of STC in exchange for 21,000,000 newly issued common units of HEP and cash consideration equal to $325.0 million as part of the HEP Transaction. On the HEP Closing Date, Sinclair made a $3.6 million cash payment to HF Sinclair related to estimated working capital adjustments pursuant to the HEP Agreement, which reduced the cash consideration to $321.4 million. Based on the HFC closing share price of $35.68 per common share and the HEP closing price of $16.62 per common unit as of March 11, 2022, the estimated purchase price for the assets acquired and the liabilities assumed by HFC in the Sinclair Transactions is $2.7 billion.

HFC has determined it is the accounting acquirer in the Sinclair Transactions, which are accounted for under the acquisition method of accounting for business combinations in accordance with ASC 805. The allocation of the preliminary purchase price is based upon HFC management’s estimates of, and assumptions related to, the fair values of assets acquired and liabilities assumed as of December 31, 2021, using currently available information.

Due to the fact that the Pro Forma Financial Statements have been prepared based on these preliminary estimates, the final fair values of assets acquired and liabilities assumed and the resulting effect on HFC’s financial position and results of operations may differ significantly from the pro forma amounts included herein. HFC expects to finalize the fair values of assets acquired and liabilities assumed as soon as practicable after completing the Sinclair Transactions. The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to, changes in the estimated fair value of H&T’s assets acquired and liabilities assumed as of the closing date of the Sinclair Transactions, which could result from HFC’s additional valuation analysis, changes in discount rates and other factors.

The following tables present the preliminary purchase consideration and preliminary purchase price allocation of the assets acquired and the liabilities assumed in the Sinclair Transactions:

Preliminary Purchase Consideration (in thousands except per share and per unit amounts)
Shares of HF Sinclair common stock issued to Sinclair	60,230
Closing price per share of HFC common stock(1)	$35.68

Purchase consideration paid in HF Sinclair common stock	2,149,008
Shares of HEP common units issued to Sinclair	21,000
Closing price per unit of HEP common units(2)	$16.62

Purchase consideration paid in units of HEP common units	349,020
Total equity consideration	2,498,028
Cash consideration paid by HEP	325,000
Aggregate of Estimated Adjustment Payments received by HFC and HEP	(93,737)

Total cash consideration	231,263

Total preliminary purchase consideration	$2,729,291

(1)	Based on the HFC closing stock price on March 11, 2022.
(2)	Based on the HEP closing unit price on March 11, 2022.

Preliminary Purchase Price Allocation
(in thousands)
Assets Acquired
Accounts receivable: Product and transportation	$201,911
Accounts receivable: Crude oil resales	35,653
Accounts receivable: Other	170,768
Inventories: Crude oil and refined products	719,900
Inventories: Materials, supplies and other	23,809
Prepayments and other	1,025
Properties, plants and equipment	1,383,112
Operating lease right-of-use assets	4,643
Other assets: Intangibles and other	205,022
Investment in affiliates	242,683

Total assets acquired	$2,988,526
Liabilities Assumed
Accounts payable	$313,265
Income taxes payable	117
Operating lease liabilities	954
Accrued liabilities	134,232
Noncurrent operating lease liabilities	3,716
Deferred income taxes	333,580
Other long-term liabilities	43,463

Total liabilities assumed	$829,327

Net assets acquired	$2,159,199

Goodwill	$570,092

From August 2, 2021, the last trading date prior to the initial public announcement of the HFC Transactions, to March 11, 2022, the preliminary value of the Corporation interest consideration to be issued increased by approximately $406.0 million, as a result of the increase in the share price of HFC common stock from $28.94 per common share to $35.68 per common share.

From August 2, 2021, the last trading date prior to the initial public announcement of the HEP Transaction, to March 11, 2022, the preliminary value of the Partnership interest consideration to be issued decreased by approximately $73.7 million, as a result of the decrease in the unit price of HEP’s common units from $20.13 per common unit to $16.62 per common unit.

A 25% increase or decrease in the closing price of HFC common stock and a 20% increase or decrease in the closing price of HEP’s common units, as compared to the March 11, 2022, closing prices, would increase or decrease the total transaction consideration by approximately $607.1 million, assuming all other factors are held constant.

A 25% increase or decrease in the closing price of HFC common stock and a 20% increase or decrease in the closing price of HEP’s common units would potentially result in a range of goodwill between zero and $1.2 billion as of the closing date of the Sinclair Transactions based on the preliminary estimates of the fair values of the assets acquired and liabilities assumed.

NOTE 4 — PRO FORMA ADJUSTMENTS

The Pro Forma Financial Statements have been adjusted to reflect adjustments to historical book values of H&T to their preliminary estimated fair values in accordance with the acquisition method of accounting, the estimated closing price paid by HFC for the net parent investment of H&T and the estimated tax impacts of pro forma adjustments. These adjustments include the following:

(a)	Reflects the change in Cash and cash equivalents for the following:

•	Borrowings of $325.0 million on the HEP revolving credit facility as used to fund the $325.0 million cash portion of the preliminary purchase consideration;

•

The receipt of $93.7 million for the aggregate of the Estimated Adjustment Payments, as defined in the BCA and Contribution Agreement, which is also part of the preliminary purchase consideration for the HFC Transactions and the HEP Transaction, respectively; and

•	The elimination of cash of $0.5 million not acquired as part of the Sinclair Transactions.

(b)

Reflects the elimination of historical balances due to and due from HFC and H&T as of December 31, 2021, with a corresponding offset to Other assets: Goodwill, as well as the elimination of Sales and other revenues and Cost of products sold (exclusive of lower of cost or market inventory valuation adjustment) for the year ended December 31, 2021, as follows:

•	Elimination of $41.7 million for historical HFC and H&T amounts recorded within Accounts receivable: Product and Transportation;

•	Elimination of $21.5 million for historical HFC and H&T amounts recorded within Accounts payable;

•	Elimination of $3.1 million for historical H&T amounts recorded within Accrued liabilities; and

•	Elimination of $1.4 billion for historical HFC and H&T amounts recorded within Sales and other revenues and Cost of products sold (exclusive of lower of cost or market inventory valuation adjustment).

(c)

Reflects the elimination of the historical H&T Related party receivable, as this amount was settled by H&T prior to the closing date of the Sinclair Transactions. The historical H&T Related party receivable was $277.5 million as of December 31, 2021.

(d)

Reflects the adjustments to recognize at the completion of the Sinclair Transactions, the preliminary estimated fair value of HFC common stock and HEP common units issued to H&T for total consideration of $2.7 billion allocated to the estimated fair values of the assets acquired and liabilities assumed based on the following adjustments:

•	An increase of $79.6 million to Accounts receivable: Other;

•	An increase of $331.6 million to Inventories: Crude oil and refined products;

•	An increase of $47.9 million to Properties, plants and equipment;

•	A decrease of $150.9 million to Other assets: Turnaround costs;

•	An increase of $189.1 million to Other assets: Intangibles and other; and

•

A decrease of $13.6 million to Investment in affiliates, comprised of an increase of $70.8 million related to the historical equity method investments owned by Hippo Holding LLC and STC, excluding STC’s 25.0% interest in UNEV Pipeline LLC. The carrying value of STC’s 25.0% interest in UNEV Pipeline, LLC was $84.4 million as of December 31, 2021, and was eliminated at the closing date of the HEP Transaction.

(e)

As previously mentioned, as part of HEP’s acquisition of STC, HEP acquired the 25.0% of UNEV Pipeline, LLC owned by one of STC’s subsidiaries, Sinclair Logistics LLC, and as such, UNEV Pipeline, LLC became a wholly owned subsidiary of HEP. Accordingly, a pro forma adjustment has been made to the Pro Forma Balance Sheet to eliminate $61.7 million related to the fair value of the UNEV Pipeline, LLC equity method investment acquired by HEP, with a corresponding reduction to Noncontrolling interests for HEP’s historical carrying amount of the investment of $77.1 million as of December 31, 2021, with the offset reflected within Additional capital for $15.4 million.

(f)

Reflects the accrual of estimated non-recurring costs of $22.4 million related to the Sinclair Transactions including, among others, fees paid for financial advisors, legal services, and professional accounting services. These estimated and to be incurred costs are not reflected in the historical December 31, 2021 consolidated balance sheet of HFC but are reflected in the Pro Forma Balance Sheet as of December 31, 2021, as an increase to Accounts payable: Trade and a decrease to Retained earnings for $22.4 million, with a corresponding increase to Selling, general and administrative expenses (exclusive of depreciation and amortization) on the Pro Forma Statement of Operations for the year ended December 31, 2021.

(g)

Reflects the adjustments for $8.9 million of lease assets and $8.9 million of lease liabilities. The lease assets comprise less than $0.1 million within Prepayments and other, $4.2 million of finance leases within Properties, plants and equipment, at cost, and $4.6 million of operating leases within Operating lease right-of-use assets, and the lease liabilities comprise $1.5 million of short-term finance leases within Accrued liabilities, $2.7 million of long-term finance leases within Other long-term liabilities, $1.0 million operating leases within Operating lease liabilities, and $3.7 million of long-term operating leases within Noncurrent operating lease liabilities, which correspond to the estimated fair value of the leases acquired by HFC from H&T based on HFC having previously adopted ASC 842, Leases, which H&T had not adopted as of December 31, 2021.

(h)	Reflects the adjustment to recognize environmental liabilities for $10.9 million to align H&T’s historical policy with that of HFC as the accounting acquirer.

(i)	Reflects the fair value adjustment to recognize asset retirement obligations for $6.2 million to align H&T’s historical accounting policy with that of HFC as the accounting acquirer.

(j)	Reflects the issuance of 60,230,036 shares of HF Sinclair Common Stock for the following:

•	An increase of $0.6 million to Common stock to reflect the par value of HF Sinclair Common Stock issued as part of the preliminary purchase consideration for the HFC Transactions; and

•

An increase of $2.1 billion to Additional capital to reflect capital in excess of par value of HF Sinclair Common Stock issued as part of the preliminary purchase consideration for the HFC Transactions.

(k)

Reflects the issuance of 21 million common units of HEP for an estimated $349.0 million to STC as part of the preliminary purchase consideration for the HEP Transaction with a corresponding increase to Noncontrolling interest.

(l)	Reflects noncontrolling interest (“NCI”) adjustments related to the following:

•

A decrease of $3.7 million to Retained Earnings with a corresponding increase to Noncontrolling interest and a decrease to Net income attributable to noncontrolling interest to reflect transaction costs accrued for STC;

•	A decrease of $4.0 million to Net income attributable to noncontrolling interest to reflect the allocation of pro forma interest expense related to the HEP bonds;

•	A decrease of $8.5 million to Net income attributable to noncontrolling interest to reflect the allocation of pro forma depreciation expense related to the assets acquired in the HEP Transaction;

•

An increase of $22.5 million to reflect the pro forma adjustments related to HEP historical net income for the year ended December 31, 2021, for the increase in the noncontrolling interest percentage in HEP from 43.4% to 52.8% given the HEP issuance of 21,000,000 common units to Sinclair, assuming the HEP Transaction had occurred as of January 1, 2021; and

•	An increase of $23.5 million to Net income attributable to noncontrolling interest to reflect the portion of STC’s net income attributable to the NCI.

(m)

Reflects the elimination of H&T’s historical Net parent investment balance in accordance with the acquisition method of accounting. H&T’s historical Net parent investment balance was $2.3 billion as of December 31, 2021.

(n)

Reflects the pro forma adjustments to Depreciation and amortization for $61.0 million related to depreciation expense for the properties and equipment acquired based on the preliminary estimated fair value, calculated on a straight-line basis assuming an estimated 12.34 year weighted average useful life of the assets.

(o)

Reflects the pro forma adjustment related to the acquisition by HEP of STC’s 25.0% ownership in UNEV Pipeline, LLC, which is reflected as an elimination from H&T’s historical Equity in income of affiliatesand an elimination from HFC’s historical Net income attributable to noncontrolling interest. As of December 31, 2021, STC’s historical Equity in income of affiliates was $4.4 million. As of December 31, 2021, HFC’s historical Net income attributable to noncontrolling interest was $4.7 million. The difference of $0.3 million is related to historical amortization expense recorded by STC for the year ended December 31, 2021.

(p)

Reflects the pro forma adjustment to Interest expense for an increase of $7.5 million for the year ended December 31, 2021, related to the $325.0 million of borrowings on the HEP revolving credit facility to fund the cash portion of the preliminary purchase price consideration for the HEP Transaction.

(q)	Reflects the pro forma income tax adjustments based upon a statutory federal and blended state tax rate of 24.7% for the year ended December 31, 2021, which include:

•

Income tax expense impact of the Sinclair Transactions accounting adjustments, including $22.4 million of non-deductible transaction costs for tax purposes as of December 31, 2021, which have been treated as permanently non-deductible for purposes of the Pro Forma Financial Statements;

•	Income tax expense related to the historical activity of Sinclair, which historically did not have any tax expense given that Sinclair was an S-Corporation;

•

For deferred tax purposes, HFC records a deferred tax liability on the outside basis difference related to the difference between the book basis and tax basis in HEP. As of December 31, 2021, there is a pro forma adjustment to record an additional $30.9 million deferred tax liability related to the estimated outside basis difference in HEP due to a change in the book basis in HEP as a result of the HEP Transaction; and

•

Additionally for deferred tax purposes, there is a $333.6 million increase in deferred tax liabilities to reflect adjustments to the book basis of the refinery assets acquired and liabilities assumed for which there will not be a step-up in tax basis.